Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 5 Park Plaza, Suite 1400 Irvine, CA 92614-2545 troutman.com

November 29, 2022

Alto Ingredients, Inc.
1300 South Second Street
Pekin, IL 61554

Re:	Registration Statement on Form S-3

Registering 1,282,051 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Alto Ingredients, Inc., a Delaware corporation (the “Company”), in connection with the issuance by the Company on November 23, 2022 of 1,282,051 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to that certain Credit Agreement dated November 7, 2022 among the Company and the other signatories thereto as described in the Company’s registration statement on Form S-3 to which this opinion is an exhibit (the “Registration Statement”) with respect to the offer and sale of the Common Shares by the persons and entities named in the Registration Statement (the “Selling Stockholders”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or prospectus forming a part of the Registration Statement, other than as to the validity of the Common Shares.

We are familiar with the corporate actions taken by the Company in connection with the authorization and issuance of the Common Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. We have relied upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such matters. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copied documents.

Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that the Common Shares have been duly authorized and are validly issued, fully paid and non-assessable.

You have informed us that the Selling Stockholders may sell the Common Shares from time to time on a delayed or continuous basis. This opinion is limited to the Delaware General Corporation Law (“DGCL”), including the statutory provisions of the DGCL, all applicable provisions of the Constitution of the State of Delaware and all reported judicial decisions interpreting these laws, and the federal laws of the United States of America, exclusive of state securities and blue sky laws, rules and regulations.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Troutman PEPPER HAMILTON Sanders LLP